Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 1 of the Registration Statement of IMPSAT Fiber Networks, Inc. (the “Company”) on Form S-1 of our report dated March 28, 2003 (July 18, 2003 as to Note 17) (which report expresses an unqualified opinion and includes explanatory paragraphs referring to uncertainties related to the Company’s bankruptcy proceedings and to the Company’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Summary Financial And Other Data”, “Selected Financial Data” and “Experts” in such Prospectus.

Miami, Florida
September 23, 2003